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                                     EXHIBIT 2

                               PLAN OF REORGANIZATION

                                 PLAN OF ORGANIZATION

     This Agreement and Plan of Reorganization is made and entered into as of this 15th day of September, 1992, by and between Casino Consultants, Inc., a Nevada corporation, hereinafter referred to as 'Casino" and Ad Show Network, Inc., a Nevada corporation, hereinafter referred to as "ASN"


                                   R E C I T A L S

     A. ASN is the owner of certain assets subject to certain liabilities as set forth in Exhibit B attached hereto.
     B. ASN is in the franchise sales business.
     C. Casino is desirous of entering into the business of ASN.
     D. The parties believe it to be it their mutual best interests for Casino to acquire the assets subject to liabilities of ASN listed in Exhibit B attached hereto and made a part hereof, in exchange for common voting stock of Casino. Said assets constitute and comprise substantially all of the assets of ASN.
     E. The parties desire the transaction to qualify as a tax free reorganization under Section 368(a)(i)(c) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, IN CONSIDERATION OF THEIR MUTUAL PROMISES AND COVENANTS SET FORTH HEREINAFTER, THE PARTIES AGREE AS FOLLOWS:

     1. PLAN OF REORGANIZATION: The parties hereby adopt a Plan of Reorganization whereby Casino will acquire 100% of the interests of ASN in those assets hereinafter listed as Exhibit B, pursuant to the terms and conditions set forth hereunder. The parties further acknowledge that it is their intent that such reorganization qualifies as a tax free reorganization pursuant to applicable sections of t h e Internal Revenue Code of 1986, as amended.

     2. EXCHANGE: Casino hereby agrees to transfer to ASN four million five hundred thousand (4,500,000) shares of its common voting stock in exchange for the assets subject to liabilities of ASN. Said transfer will be made by Casino contemporaneously with the receipt of the interests heretofore referred to by ASN.

     3. BUSINESS PURPOSE: The parties acknowledge that the purpose of the reorganization is to provide Casino with an on-going franchise sales business. The parties intend that Casino shall, following the approval of the assignment of interest actually engage in all those activities heretofore engaged in ASN.


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     4. EXEMPT TRANSACTION: All parties acknowledge and agree that any transfer of the securities pursuant to this Plan of Reorganization will constitute an exempt isolated transaction and that the securities received in such transfer or exchange shall not be registered under federal or state securities laws.

     5. TRANSFER OF SECURITIES: All parties acknowledge and agree that the common stock of Casino received by ASN shall be distributed directly to the shareholders of ASN. The parties acknowledge that said shareholders have approved the terms and conditions of this Plan of Reorganization and the exchange and distribution of the Casino stock.

     6. UNREGISTERED SHARES: ASN is aware and acknowledges that the shares of Casino to be transferred to ASN will be unregistered shares and may not be transferred by the shareholders of ASN unless subsequently registered or an exemption from registration is available. The certificates representing the shares issued to ASN will bear a legend to the effect that the shares have not been registered and cannot be transferred unless subsequently registered or an exemption from registration is available.

     7. DEFAULT: In the event any party defaults in performing any of its duties or obligations under the Plan of Reorganization, the party responsible for such default shall pay all costs incurred by any other party in enforcing its rights under this Agreement or in obtaining damages for such default, including costs of court and reasonable attorney fees, whether incurred through legal action or otherwise and whether incurred before or after judgement.

     8. NOTICES: Any notice or correspondence required or permitted to be given under this Agreement may be given personally to an individual party or to an officer or registered agent of a corporate party or may be given by depositing such notice or correspondence in the U.S. mail, postage prepaid, certified or registered, return receipt requested, addressed to the party at the following address:

                               Ad Show Network, Inc.
                           2133 Industrial Road, Suite 15
                              Las Vegas, Nevada 89102

                              Casino Consultants, Inc.
                              9957 Coral Sands Drive,
                              Las Vegas, Nevada 89122

Any notice given by mail shall be deemed to be delivered on the date such notice is deposited in the U.S. mail. Any party may change its address for purposes of this Agreement by giving written notice to the other parties as provided above.


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     9.  BINDING: This Agreement shall be binding upon the parties hereto and upon their respective heirs, representatives, successors and assigns.

     10. GOVERNING LAW: This Agreement shall be governed by and construed under the laws of the State of Nevada.

     11. AUTHORITY: The officers executing this Agreement on behalf of corporate parties represent that they have been authorized to execute this Agreement pursuant to resolutions of the Boards of Directors of their respective corporations.

     12. SIGNATURES:       This Agreement may be signed in counterparts.

     IN WITNESS WHEREOF, the parties have executed this Plan of Reorganization as of the day and year first written above.

CASINO CONSULTANTS, INC.              AD SHOW NETWORK, INC.
 ------------------------              ---------------------

By (signed by Donald Bradly)          By (signed by Kent Wyatt)
  --------------------------            -----------------------
Title: President                      Title: President

By  (signed by Shirley Bradley)       By (signed by Sarah Wyatt)
  -----------------------------         ------------------------
Title: Secretary                      Title: Secretary



Exhibits
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A-Articles of Incorporation ASN
B-Financial Statement ASN
C-Articles of Incorporation Casino
D-By-Laws Casino